EXHIBIT 14
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                                 CODE OF ETHICS
                                       OF
                        NETWORK-1 SECURITY SOLUTIONS, INC


                                 March 12, 2004


     Employment by Network-1 Security Solutions, Inc. (the "Company") carries with it the duty and responsibility to be constantly aware of the importance of ethical conduct when dealing with competitors, suppliers, customers and other employees. Each of us, whether an employee, officer or director, has an individual responsibility to deal ethically in all aspects of the Company's business and to comply fully with all laws, regulations, and Company policies. Each individual is expected to assume the responsibility for applying these standards of ethical conduct and for acquainting himself or herself with the various laws, regulations and policies applicable to his or her assigned duties. This Code of Ethics is applicable not only to the conduct of each employee of the Company, but also to the conduct of any associate or relative of such employee in regard to the Company and to competitors, suppliers, customers and employees of the Company. For the purposes of this Code of Ethics, a relative is any person who is related by blood, marriage or adoption or whose relationship with the employee is similar to that of persons who are related by blood, marriage or adoption. For the purposes of this Code of Ethics, an associate of an employee is (1) a corporation or other entity of which such employee is an officer or partner, or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities; and (2) any trust or other estate in which such employee has a substantial beneficial interest or as to which such employee serves as trustee or in a similar capacity. In complying with the Company's Code of Ethics, you are expected to exercise high standards of integrity and good judgment and to apply the following guiding principles:

     - to conduct yourself in an honest manner in dealing with others and to accept responsibility for your actions, including actions that may be unethical or improper.

     - to avoid conflicts of interest and to refrain from taking part or exercising influence in any transaction in which your personal interest may conflict with the best interests of the Company, including (i) taking for yourself personally opportunities that are discovered through the use of corporate property, information or position, (ii) using corporate property, information or position for personal gain, and (iii) competing with the Company. You owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises.

     - never to induce or encourage co-employees to engage in illegal or unethical conduct.

     - to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes. The personal use of Company assets without proper approval is prohibited.
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     -    to exercise good judgment in the use of information you may acquire in the course of doing Company business including, but not limited to, methods of operation, sales, products, profits, costs, markets, key personnel, licenses, trade secrets and other know-how of the Company and to maintain the confidentiality of all such information (except when disclosure is authorized or legally mandated).

     - to make commercial decisions that are in the best interests of the Company.

     - to endeavor to deal fairly with the Company's customers, suppliers, competitors and employees by not taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

     - to provide fair and equal opportunity to all employees regardless of race, color, sex, sexual orientation, religion, age, national origin, veteran's status or disability and to avoid harassment or unequal treatment of co-employees.

     - to establish and maintain a work environment that is free from intimidation, threats or violent acts and the effects of alcohol and drug abuse.

     - never to make a payment, contribution, gift or provide services or facilities to a public official on behalf of the Company. (You are free to contribute personal time or funds to any political candidate or party without expectation of reimbursement or time off from work to conduct political activities.)

     - to comply with all laws, rules, regulations, policies and guidelines applicable to the operation of the Company.

     - to fully and fairly disclose the financial condition and results of operations of the Company in accordance with applicable accounting principles, laws, rules and regulations, and in such connection, to keep the books and records of the Company so as to fully and fairly reflect all Company transactions.

     - to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to regulatory authorities, as well as in financial, stockholder and other internal or external reports, documentation or audits.

     - to promptly report knowledge of any illegal or improper activity or violations of laws, rules, regulations or this Code of Ethics to the Chief Executive Officer of the Company, with the assurance that the Company will not allow retaliation for reports made in good faith.

     - to implement necessary changes in programs, systems, practices or procedures to avoid future ethical problems.

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     Failure to comply with this Code of Ethics may result in disciplinary action, including warnings, suspensions, termination of employment or such other actions as may be appropriate under the circumstances.

     Any questions pertaining to the Code of Ethics are to be directed to the Chief Executive Officer of the Company.





















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                                  CERTIFICATION
                                  -------------

     I hereby state that I have read the Network-1 Security Solutions, Inc. Code of Ethics dated March 12, 2004 and that I understand my responsibilities thereunder. I agree to abide by the Code of Ethics to the best of my ability. I am not aware of any violation, or any possible violation, of the Code of Ethics or any applicable law or regulation.





Signature:_______________________________   Date:_________________________, 2004



Name (please print):_____________________





















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